CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

November 8, 2012

5:00 p.m. ET

Operator:	Good afternoon. My name is Jacqueline. I will be your conference operator today. At this time, I would like to welcome everyone to the CPS Technologies Corporation Third Quarter Conference Call with Grant Bennett, President and Ralph Norwood, CEO.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Ralph Norwood, you may begin.

Ralph Norwood: Thank you, operator, and good afternoon everyone.

Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to many uncertainties that exist in CPS’ operations and environment.

These uncertainties include economic conditions, market demands and competitive factors. Such factors could cause actual results to differ materially from those in any forward-looking statements.

Now to the results of the third quarter. Our revenues for the quarter totaled $2.7 million, down 44 percent from the $4.9 million earned in the third quarter of 2011. This decline in demand, which was particularly pronounced in the traction business, was also reflected in our lid products, and to a lesser degree, revenues generated from our contract with US Army Research Laboratory.

Our gross margin dropped from 19 percent in the third quarter last year to a negative 9 percent in the third quarter of 2012. This drop in margin was due primarily to our fixed manufacturing cost being spread over a sharp reduction in revenues.

Our gross margin was also adversely affected by approximately $100,000 of obsolescent charges associated with slow-moving products.

Selling, general and administrative expenses were lower by 23 percent versus the third quarter last year. The suspension of the 401(k) match in the first quarter, fewer sales commissions, and lower travel expenses and conference fees were the principal factors in this reduction. Interest expense was down due to net paybacks of our capital leases. We also benefited from a tax credit of approximately 40 percent of our pretax loss in the current quarter.

Turning now to the balance sheet, our days sales outstanding or DSOs, increased from 44 days at June 30, 2012 to 69 days at September 29th 2012. The 69 days at the end of September were in line with historical DSOs while the low number at the end of June was unusual, due to some one-time advanced payments.

Inventories were down slightly versus the June quarter to $3.3 million as we ratcheted back production levels to avoid building inventories.

On the liability side, payables increased versus the end of June, but in total, were similar to amounts of the levels recorded in the fourth quarter of 2011 and the first quarter of 2012. We spend approximately $10,000 on capital expenditures in the third quarter, well below the $160,000 of depreciation and amortization.

Finally, our cash balance decreased from $374,000 at the end of June 2012, with no bank borrowings, to $221,000 and $400,000 of bank borrowings at the end of September. This represented a $550,000 reduction in net cash i.e., cash less borrowings. This reduction occurred as a result of operating losses incurred during the quarter, offset in part by a reduction in working capital. Our current ratio at the end of the quarter was 2.3 down from the 3.4 at the end of June, but still a healthy number.

At this point, I would like to turn the call over to Grant who will offer his comments on our results for the quarter and add his perspective for the coming quarters.

(Grant Bennett): Thank you, Ralph. And thanks to all of you for joining us.

We have had several quarters of declining demand for and revenue from our current products. As I mentioned, in our second quarter conference call in August, around mid-year this year, we did a deep dive into our customers’ forecasts and carefully examine their forecasts, where possible, probing beyond the forecasts that they’ve given us into end-user demand in order to prepare our own forecast to use as our base case for planning.

Again, in our second quarter conference call, we stated that we expected demand to remain low throughout the third quarter. The bad news is that we were correct. Demand did remain low and, in fact, was just slightly lower in the third quarter than our own internal forecast showed it would be. However, again, in the second quarter conference call, we indicated that we expected demand to turn up within the fourth quarter. And the good news is that it has indeed turned upward thus far in Q4 and we believe that this will continue throughout this quarter and into 2013.

Said another way, we forecast that we would hit bottom in Q3 and that revenues would return on the upswing in Q4, and that is indeed the current situation.

Earlier in the year, as Ralph eluded to, after taking, again, a very deep look into demand, we made the decision to adjust direct labor to current demand but to retain overhead personnel in excess of that required for current demand given our view that demand would return and those personnel would be needed.

We now have a little bit of hindsight and we firmly believe that we made the right decision. Demand is moving upward in this quarter, our current assessment is that demand will be up in 2013, and we believe the level of overhead we have is appropriate for the demand we see.

Let me comment briefly on each of our main product lines and on the near to intermediate term outlook. The largest portion of our business is in the traction market – trains, subway cars, etc. We lump electricity-generating wind turbines in that as well as it is a very similar product. This is the market that has declined the most significantly and it indeed, in this quarter, is showing very positive signs of beginning to return to previous levels.

In particular, in China, which accounts for between 35 and 40 percent of the worldwide end-use demand today for traction products, the demand is returning. It will be at least another 10 years before the railway build-out in China begins to transition into a replacement and upgrade market, which is the nature of the market in Europe and in Japan.

The effects of the train crash a year ago in China, to which we have referred earlier, and some uncertainty relating to the political transition in China, have absolutely suppressed demand this year, but these factors are attenuating.

As we’ve visited customers in Japan and Europe, they have all shared with us a very consistent story regarding reduced demand in China but, as of this fourth quarter, that demand is starting to increase.

Looking at our business in the hybrid and electric vehicle area demand for specific hybrid and electric vehicles which use our base plates has been below the forecast that we were given by our customer earlier in the year. Nonetheless, the sales of the specific hybrid and electric vehicles that use our products are slowly accelerating on a month-to-month basis. And most importantly, for us, the number of models that use our products is increasing as these models are being introduced into the marketplace. We continue to believe that the hybrid and electric vehicle market will grow for many years in the future.

Moving to our hermetic packaging line, this has actually been one bright spot even in Q3. Orders and quoting activity in our hermetic packaging line have been increasing for a few months and that we are booking new orders for hermetic packages that incorporate our AlSiC bases. It is this specific products family that is the real reason we entered the business. In other words, there is a traditional and somewhat mature hermetic packaging market that uses traditional materials. We saw an opportunity to displace many of those traditional materials with our AlSiC. It has taken time for product development internally and for qualification of these products at major customers. However, we are now qualified at several large customers; we are seeing increasing revenues from hermetic packages with AlSiC bases in this quarter and we expect both the revenue dollars and the rate of growth to accelerate in 2013.

We continue to receive positive feedback from the work we are doing with the Army Research Laboratory in armor. We are at the tail-end of the four-year contract, and there is uncertainty at all levels as it relates to defense spending. But, nonetheless, we are optimistic based on feedback and based on proposals to which we’re responding that we’ll continue to receive funding for development from the DOD in this area, and we are optimistic that production opportunities are getting closer and closer.

We also remain very involved in providing quotations and qualification samples for certain spinoffs from our armor development activities. In fact, we’re exhibiting, even as we speak, yesterday, today, and tomorrow, at the largest composite show in North America called JEC Composites, which happens to be in Boston this year.

As we look specifically into 2013, we remained very encouraged by the opportunities for us in Japan. Our penetration into Japan has not progressed as fast as we had hoped, due primarily to the slowdown of the traction market in China, which in turn, has some of our potential Japanese customers moving a little more slowly than they would otherwise. Nonetheless, the key customers we’ve targeted in Japan continued to move forward on qualifying our products. For example, a team of purchasing and quality personnel from one of the major Japanese manufacturers visited us in Q3 for production qualification. We thought we’d be shipping production quantities into Japan this quarter; that’s not going to happen, but we are quite confident it will happen in 2013.

And just lastly, although many of our customers are affected by the overall macro-economic environment, nonetheless, they’ve continued to move forward with product development efforts and we continue to achieve design wins for new products. Our design wins year-to-date exceed the design wins for the same period a year ago and we think that bodes well for us as we look forward.

Those are my comments. Let me open it up to you for questions.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star one.

Your first question comes from the line of (Irwin Gomberg).

(Irwin Gomberg): Hi, Grant.

(Grant Bennett): Hi, Irwin.

(Irwin Gomberg): In the hybrid car market, just about every – a lot of companies are either talking or introducing cars into their market. Could you give us some feedback on what kind of – you know, what companies are possibly winning design wins in that market?

(Grant Bennett): Sure. We announced earlier in the year, a four-year contract with a major Tier 1 auto supplier. We subsequently received permission to indicate who that is and we’ve done that. That particular contract is with Continental Automotive and they have a subsystem which is used in several Renault vehicles, that’s Renault in France. And it’s also used in the Audi Q5 hybrid and it will be used in the Audi A6 hybrid, which is not yet available; It is in the Smart all-electric cars. Smart is now wholly owned by Mercedes Benz.

Continental continues to market the subsystem that incorporates our parts to other automakers. For example, they certainly are calling on, on a very frequent basis, among others, Land Rover and Jaguar.

We, in addition, have a part that is found in the BMW Seven Series Active Hybrid and the Mercedes S-Class Hybrid. We do not have any parts used today by US automakers, we nonetheless are very involved in selling marketing and evaluating future designs with the Tier 1 suppliers in the US markets. For example, Delphi and Magna E-Car are two important suppliers into the US auto industry and we are working with both of those. I don’t want to overstate this because we don’t have the design wins with US Tier 1 suppliers today, but we are indeed being evaluated by those companies for future applications.

(Irwin Gomberg): Who are these – like Ford, I know, is coming out with some models. I mean, who are they using?

(Grant Bennett): Yes. As we’ve tried to get our hands around demand here, we’ve been looking very specifically at this. But to be specific, the Chevy Volt, the motor-control module, and in fact, the entire electric propulsion subsystem, not only the electronics but the motor itself, is made by Hitachi Limited in Japan. With the Ford Fusion, Ford’s all-electric vehicle, Magna E-Car that supplies the motor-control module.

Just listing a couple of others, one of our large customers in the traction market, is Infineon in Germany – they’re both a traction and an automobile supplier. They supply the motor control module for the Hyundai Sonata hybrid and we are working closely with Infineon targeting some auto motor products for them.

Most US auto manufacturers have tended to buy the first generation motor-control modules from Japan. Japan simply had much more mature power module suppliers. These power modules convert DC power in the battery to AC for the motor and that technology is coming out of the traction industry and Japan was simply way, way ahead of the US.

We are working with US Tier 1 suppliers; we’re working with all of the European major Tier 1 suppliers and we also are talking to the Japanese players.

(Irwin Gomberg): All right. BMW has come up with other model besides the Seven.

(Grant Bennett): That’s true. And they – I don’t want to be specific -- they source from more than one Tier 1 supplier. And we are in the Seven Series but we are not today in their other products. We are certainly calling on them and we believe that we’ll be in some of their future models.

(Irwin Gomberg): Are they choosing like a cheaper model? I mean why did they switch?

(Grant Bennett): Well, they’re simply using a different Tier 1 supplier that for whatever reason, has chosen not to use AlSiC. We know the Tier 1 supplier they are working with and we’re calling on them. Over time, we think that we’ll be successful in penetrating this Tier 1 supplier but we’re not there yet.

(Irwin Gomberg): All right. In the armor, these options that you have, those are still far away, those applications?

(Grant Bennett): Well, yes and no. We are very pleased that we have one specific product that we are making in a private label relationship. This is a component that our customer purchases and sells under their name. We don’t yet have permission from them to divulge the application, and the volumes will be relatively modest. But it’s an important design win for us because it relates to the very light weight composite that we’ve developed by combining cenospheres with our aluminum and it’s giving us the initial opportunity to gain manufacturing with this composite.

There’s nothing from a revenue point-of-view which is real significant at the moment, but we remain very positive and convinced that the effort we’ve spent there will absolutely pay off.

(Irwin Gomberg): Yes. And the army is going ahead and put out the contracts for the new Humvee that they’re eventually going to buy. Is there any hope that your material might be using it in the next generation?

(Grant Bennett): I apologize I am not up-to-speed on to Humvee specifically. But, we are actively being evaluated for use in an upgrade of a different army vehicle. And there’s a large contract out right now, on this particular system. They want to do a fundamental upgrade of the armor and of the electronics at the same time so that the final decision on the armor is still a year or longer in the future. But we’re definitely very much in the running.

(Irwin Gomberg): All right and the hermetic packages, that’s on military, mostly?

(Grant Bennett): It is about 50 percent military and 50 percent commercial. The commercial, in turn, is about 80% avionics or satellite and then 20 percent, simply, high reliability.

For example, we’re making one housing used in oil and gas drilling; in is used in a drilling apparatus which measures and transmits information on the drilling operation.

(Irwin Gomberg): All right. OK. That’s it. Thanks a lot.

(Grant Bennett): Thank you.

(Irwin Gomberg): Sure.

Operator:	Again, if you would like to ask a question, please press star one.

Your next question comes from the line of Mike Hyde.

(Mike Hyde): Hi, Grant. Hi, Ralph.

(Grant Bennett): Hi, Mike.

(Mike Hyde): Just two questions - one, very long term and two, short term.

The long-term one first. In all the product lines, whether it is traction control, hybrid electric, hermetic, even armor, and even older products like flip chip lids, what are you quoting, saying, marketing, pushing? What do you really believe you have going forward for, really winning long-term business in a way of cost advantage versus copper or any other material?

(Grant Bennett): OK.

(Mike Hyde): And is it greater in, you know, say, hybrid than in the packages where, perhaps, cost isn’t as much of an issue?

(Grant Bennett): We use the word motor-control and IGBT module synonymously. IGBT is Insulated Gate Bipolar Transistors. IGBTs are a class of integrated circuits where there has been breathtaking progress in improvements and efficiency. And many people who really look at the issue believe that it’s the development of the IGBT that is absolutely just as important as lithium ion battery in making hybrid and electric car viable.

IGBTs are a growth market and they are used now almost anywhere a medium or high voltage electric motor is used. When you get down to real low voltage, there are some other alternatives but the use of IGBT is growing and we believe it will continue to grow for some time.

Most of the modules are simply built on a copper baseplate so, for example, your dishwasher may have a IGBT module built on a copper-base plate. Our products are used in high reliability applications and generally high voltage applications. We sell our product for, anywhere from $30 to $50 and the corresponding part in copper is $10 so we are three to five times the cost of the copper.

But in the traction area, they go from a warranty of three years on copper to 30 years on AlSiC and every single train customer and every single wind turbine customer is very happy to pay the price premium to get that kind of extended lifetime.

We see the high voltage market growing. For example, IGBTs now are increasingly being used in electrical transmission to step down the voltage from a high-voltage, long distance transmission line down to the voltage that can be distributed to households. Instead of large transformers, increasingly IGBTs can be used for that purpose. Those are very high reliability. They’ve got to be constantly up and that market is growing.

Secondly, as we bring our manufacturing cost down, we see growth we believe that will open up additional markets. For example the market for motor controllers in industrial equipment like CNC machining centers or welders, is very, very large. These folks are talking to us, and they say, “It’s too expensive, but if you can get down to this price point, we’d absolutely switch in a minute.”

(Mike Hyde): In the automobiles, hybrid and electric, the cost issues right now are not that big a deal? It’s just demand?

(Grant Bennett): Cost is certainly an issue. In the automobile area almost every automaker today is using their own architecture. For example, even within Toyota, there are three or four completely different motor-control designs, three or four approaches, to addressing the thermal management issue. A single low-cost standard hasn’t evolved. And we are doing our best to demonstrate that AlSiC can be the low-cost, high reliability standard. But right now, it’s a kind of a wild market where everyone is looking at different approaches.

(Mike Hyde): And now, the short-term question. In Q4 here, as you see, demand returning in different product areas, which sounds terrific even from when I visited a few weeks ago. How much do you think it might bounce back? Do you have any forecast that you can share? What, at least, the target you’re aiming for as far as, you know, returning to cash positive?

(Grant Bennett): I’m going to resist the temptation to give quarter-specific forecasts, but let me simply say that in round numbers and excluding working capital changes, ( when revenue is increasing more money is tied up in accounts receivable) but today, in round numbers, we are cash breakeven at about $4 million of quarterly revenue; and we are GAAP earnings positive at about $4.5 million in revenue given our current costs.

We have very carefully looked at our cash position and we feel completely comfortable that we’ll move back into a cash positive position soon. In Q4, if we’re not at cash breakeven, we’re pretty close. And as we go into next year, we very much look forward to a profitable year in 2013.

Operator:	Your next question comes from the line of Wolf Scheck.

(Wolf Scheck): Over a period of time, the totality of your efforts, what type of revenues do you think you could be generating from this? You know, given you built up your staff over there. You have a manufacturing capacity. You’re working on some very interesting markets. So what are – you know, you’ve been locked in a range of say, $12 to $20 million approximately for the past year? What type of reward do you think you’ll see – you could see that in a few years from your total efforts here from this kind of R&D and work?

(Grant Bennett): Yes. Well, being deliberately imprecise in terms of timing, referring to your range of $12 to $20 million, we believe that we absolutely could double that high end; go to $40 million. Obviously, we would add direct labor but with virtually no or minimal additions in overhead staffing. We have made wonderful improvements in productivity and in shrinking the floor space we need so that we really could, even in the current facility, hit $40 million. And that the gross margins would be very attractive.

(Wolf Scheck): OK. Thank you.

Operator:	And there are no further questions at this time.

(Grant Bennett): We thank you very much for joining us. And we thank you for your participation. We’ll say goodbye and let you go home. Thank you.

Operator:	This thus concludes today’s conference call. You may now disconnect.

END